As filed with the Securities and Exchange Commission on December 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOC TELEMED, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3131208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(866) 483-9690

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher M. Gallagher

Chief Executive Officer

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(866) 483-9690

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Peter M. Lamb, Esq. William L. Hughes, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 (415) 773-5700	Eunice J. Kim, Esq. General Counsel SOC Telemed, Inc. 1768 Business Center Drive, Suite 100 Reston, Virginia 20190 (866) 483-9690

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Common Stock, $0.0001 par value per share
Preferred Stock, $0.0001 par value per share
Debt Securities
Warrants
Units
TOTAL			$100,000,000	$9,270

(1)	Pursuant to General Instruction II.D. of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2021

PROSPECTUS

$100,000,000

SOC Telemed, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Units

From time to time, we may offer and sell up to an aggregate of $100,000,000 of any combination of the securities described in this prospectus in one or more offerings. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable antidilution provisions. We may offer the securities separately or together, in separate classes, series and in amounts, at prices and on terms that will be determined at the time the securities are offered.

This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide the specific terms and amounts of the securities being offered, and any other information relating to the specific offering, in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “TLMD.” The last reported sale price of our Class A common stock on December 6, 2021, was $2.01 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, of the securities covered by the applicable prospectus supplement.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

We may offer and sell our securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the accompanying prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2021.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings as described in this prospectus. Before purchasing any securities, you should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering, including the specific amounts, prices and terms of the securities offered. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement or free writing prospectus, as applicable.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, statistical data, estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. While we believe such industry and market data are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Among other items, certain of the market research that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus was published prior to the outbreak of the COVID-19 pandemic and did not anticipate the COVID-19 pandemic or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in the projections and estimates made in these publications and reports and by us. Certain information that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

Unless the context otherwise indicates, references in this prospectus to the terms “SOC Telemed,” the “Company,” “we,” “our” and “us” refer to SOC Telemed, Inc., a Delaware corporation, and its consolidated subsidiaries, and the term “securities” refers collectively to our Class A common stock, preferred stock, debt securities, warrants or any combination of the foregoing securities.

ii

ABOUT THE COMPANY

Overview

We are the leading provider of acute care telemedicine services and technology to U.S. hospitals and healthcare systems, based on number of customers. We provide technology-enabled clinical solutions, which include acute teleNeurology, telePsychiatry, teleCritical Care (ICU), telePulmonology, teleCardiology and other specialties. We support time-sensitive specialty care when patients are vulnerable and may not otherwise have access. Our solution was developed to support complex workflows in the acute care setting by integrating our cloud-based software platform, Telemed IQ, with a panel of consult coordination experts and a network of clinical specialists to create a seamless, acute care telemedicine solution.

Corporate Information

We were incorporated in Delaware in September 2019 and formed as a special purpose acquisition company known as Healthcare Merger Corp. (“HCMC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our legacy business (“Legacy SOC Telemed”) was founded in 2004. On October 30, 2020, we completed the acquisition of Legacy SOC Telemed pursuant to an Agreement and Plan of Merger, dated as of July 29, 2020 (the “Merger Agreement”), by and among us, Sabre Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of HCMC, Sabre Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of HCMC, and Specialists On Call, Inc., a Delaware corporation. We collectively refer to the transactions contemplated by the Merger Agreement as the “Merger” or the “Merger Transaction.” As part of the Merger Transaction, we changed our name from Healthcare Merger Corp. to SOC Telemed, Inc.

Our principal executive offices are located at 1768 Business Center Drive, Suite 100, Reston, Virginia 20190. Our telephone number is (866) 483-9690. Our website address is www.soctelemed.com. Information contained on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

“SOC Telemed,” the SOC Telemed logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of SOC Telemed. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include:

●	not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the closing of HCMC’s initial public offering. However, if certain events occur prior to the end of such five-year period, including if: (i) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenues exceed $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our stockholders in the future may be different from what you might receive from other public reporting companies in which you hold equity interests.

In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our securities less attractive to investors.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should consider carefully the risks and uncertainties set forth under the heading “Risk Factors” in any applicable prospectus supplement and any related free writing prospectus, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference herein and therein, and any related free writing prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements reflect the views of our management regarding current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our SEC filings incorporated herein or in any prospectus supplement by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, speaks only as of the respective date thereof. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes. Pending our use of proceeds from a sale of securities, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and government securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations of the Combined Company (as defined herein) for the nine months ended September 30, 2021, and for the year ended December 31, 2020, present the combination of the financial information of SOC Telemed and Access Physicians Management Services Organization, LLC (“Access Physicians”) after giving effect to the acquisition (the “Acquisition”) of Access Physicians by SOC Telemed pursuant to the Membership Interest and Stock Purchase Agreement dated as of March 26, 2021 (the “Purchase Agreement”), by and among SOC Telemed, Access Physicians, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, and related adjustments described in the accompanying notes. SOC Telemed and Access Physicians, subsequent to the Acquisition, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, give pro forma effect to the Acquisition as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined balance sheet as of September 30, 2021, because the Acquisition is already reflected in the historical unaudited consolidated balance sheet of SOC Telemed as of September 30, 2021, incorporated by reference in this prospectus.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following historical financial statements and the notes thereto, which are incorporated herein by reference:

●	The historical unaudited condensed consolidated financial statements of SOC Telemed as of and for the nine months ended September 30, 2021, and the historical audited consolidated financial statements of SOC Telemed as of and for the year ended December 31, 2020, which are incorporated by reference to SOC Telemed’s Form 10-Q for the quarter ended September 30, 2021, and to SOC Telemed’s Form 10-K for the year ended December 31, 2020, respectively.

●	The historical audited consolidated financial statements of Access Physicians as of and for the year ended December 31, 2020, which is incorporated by reference to SOC Telemed’s Form 8-K filed on March 30, 2021 (as amended on June 11, 2021).

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s results of operations would have been had the Acquisition occurred on January 1, 2020. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future results of operations of the Combined Company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On March 26, 2021 (the “Closing Date”), SOC Telemed and Access Physicians completed the Acquisition in accordance with the terms of the Purchase Agreement (the “Closing”), pursuant to which SOC Telemed purchased all of the membership interests of Access Physicians for cash and shares of SOC Telemed.

In connection with the Acquisition, SOC Telemed paid the Sellers approximately $91.6 million in cash, financed by the Term Loan Facility and the Subordinated Note, $0.3 million related to a net working capital settlement pursuant to a settlement agreement executed on August 27, 2021, and approximately 13.9 million shares of Class A common stock, of which 0.2 million shares remain subject to certain vesting conditions and will be issued on the first anniversary of the Closing Date. The Purchase Agreement also provides for approximately $40.0 million in potential contingent consideration that may become payable (subject in each case to earlier acceleration upon the occurrence of certain events) consisting of:

●	Additional earn-out consideration of $20.0 million that may be paid to the Sellers if certain revenue and performance levels are achieved by Access Physicians in the fiscal year ending December 31, 2021; and

●	Additional deferred consideration of approximately $20.0 million that may be paid to the Sellers if the foregoing earn-out consideration is earned and subject to the continued service of certain executives of Access Physicians during the two-year period beginning on the Closing Date.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	SOC Telemed (Historical)	Access Physicians (Historical)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Revenues	$66,465	$7,959	$-		$74,424
Cost of revenues	45,265	4,958	-		50,223

Operating expenses
Selling, general and administrative	64,987	7,968	(690)	(a), (g), (h)	72,265
Change in fair value of contingent consideration	(3,265)	-	-		(3,265)
Total operating expenses	61,722	7,968	(690)		69,000
Loss from operations	(40,522)	(4,967)	690		(44,799)
Other income (expense)
Gain on contingent shares issuance liabilities	9,725	-	-		9,725
Interest expense	(5,047)	(30)	(1,829)	(b), (c)	(6,906)
Interest expense - related party	(2,026)	-	(456)	(d)	(2,482)
Total other income	2,652	(30)	(2,285)		337
Loss before income taxes	(37,870)	(4,997)	(1,595)		(44,462)
Income tax expense (benefit)	(171)	-	241	(e)	70
Net loss and comprehensive loss	(37,699)	(4,997)	(1,836)		(44,532)
Accretion of redeemable convertible preferred stock	-	-	-		-
Net loss attributable to common stockholders	$(37,699)	$(4,997)	$(1,836)		$(44,532)

Net loss per share
Weighted-average shares outstanding, basic and diluted	88,675,997	n/a	4,231,811	(f)	92,907,808
Basic and diluted net loss per common share	$(0.43)	n/a	n/a	(f)	$(0.48)

(1)	Includes statement of operations of Access Physicians through the Closing Date.

See accompanying notes to unaudited pro forma condensed combined financial information.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	SOC Telemed (Historical)	Access Physicians (Reclassified)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Revenues	$57,995	$27,100	$-		$85,095
Cost of revenues	38,542	17,657	-		56,199

Operating expenses
Selling, general and administrative	61,280	10,435	6,330	(a), (g), (h)	78,045
Total operating expenses	61,280	10,435	6,330		78,045
Loss from operations	(41,827)	(992)	(6,330)		(49,149)
Other income (expense)
Gain on contingent shares issuance liabilities	4,237	-	-		4,237
Gain on puttable option liabilities	1	-	-		1
Other income	-	4	-		4
Interest expense	(12,227)	(176)	(7,877)	(b), (c)	(20,280)
Interest expense - related party	-	-	(1,578)	(d)	(1,578)
Total other expense	(7,989)	(172)	(9,455)		(17,616)
Loss before income taxes	(49,816)	(1,164)	(15,785)		(66,765)
Income tax expense (benefit)	31	116	(241)	(e)	(94)
Net loss and comprehensive loss	(49,847)	(1,280)	(15,544)		(66,671)
Accretion of redeemable convertible preferred stock	(96,974)	-	-		(96,974)
Net loss attributable to common stockholders	$(146,821)	$(1,280)	$(15,544)		$(163,645)

Net loss per share
Weighted-average shares outstanding, basic and diluted	41,346,849	n/a	13,753,387	(f)	55,100,236
Basic and diluted net loss per common share	$(3.55)	n/a	n/a	(f)	$(2.97)

(1)	Refer to Note 3 for reclassification of Access Physicians.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma statements of operations reflect transaction accounting adjustments. The historical financial information of SOC Telemed and Access Physicians has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Acquisition in accordance with GAAP.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, give pro forma effect to the Acquisition as if it had occurred on January 1, 2020. The pro forma information does not purport to represent what the actual consolidated results of operations of the Combined Company would have been if the Acquisition had occurred on January 1, 2020, nor is it necessarily indicative of the future consolidated results of operations of the Combined Company. The actual results of operations of the Combined Company will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Acquisition and the pro forma financial information.

Note 2 — Acquisition Accounting

The Acquisition was completed on March 26, 2021. SOC Telemed has determined it is the accounting acquirer to the Acquisition which was accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the estimated purchase price with respect to the Acquisition is based upon management’s estimates of and assumptions related to the fair values of assets acquired and liabilities assumed as of March 26, 2021, using currently available information. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. Further details on acquisition accounting are described in Note 4, Business Combinations, under the heading “Acquisition of Access Physicians in March 2021”, of the historical unaudited condensed consolidated financial statements of SOC Telemed for the nine months ended September 30, 2021, incorporated by reference in this prospectus.

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to an earnout payment in the amount of $20,000 to be paid by SOC Telemed on the first anniversary of the Closing Date, subject to the achievement of certain revenue and gross margin conditions. Such earnout payment was classified as a liability and recognized at its estimated fair value of $3,265 at the Closing Date. This liability was remeasured to its fair value in the historical unaudited condensed consolidated financial statements of SOC Telemed for the nine months ended September 30, 2021, and a recognized gain of $3,265 was recognized in the Combined Company’s statement of operations within change in fair value of contingent consideration.

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to a deferred payment in the amount of $20,000 to be paid by SOC Telemed on the second anniversary of the Closing Date, contingent upon the retention of certain key members of the current Access Physicians’ management team and the achievement of certain revenue and gross margin conditions. This deferred payment was determined to be compensation expense and as such is not considered part of the purchase consideration for accounting purposes. The Company will record the expense in future periods if and once it is deemed probable that it will be earned.

Note 3 — Access Physicians’ Reclassification

The pro forma financial statements have been adjusted to reflect a reclassification of Access Physicians’ combined statement of operations for the year ended December 31, 2020, to conform to the presentation of the financial statements of SOC Telemed. This adjustment includes the following:

●	Due diligence and related non-recurring expense. Reclassification of $149 of due diligence expenses from Other expenses to Operating expenses.

Note 4 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2021, and for the Year Ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, are as follows:

4(a)	Amortization expense. Represents the net impact on amortization expense related to trade names, non-compete agreements, capitalized software costs and hospital contracts relationships in connection with purchase accounting for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as follows:

	Note	Fair value	Estimated useful life in years	For the nine months ended September 30, 2021	For the year ended December 31, 2020

Trade names		$1,213	2	$455	$607
Non-compete agreements		432	5	66	88
Capitalized software costs		871	3	218	290
Hospital contracts relationships		40,095	17	1,769	2,359
Amortization expense		$42,611		$2,508	$3,344
Less: Amortization expense recognized by SOC Telemed post-Acquisition	(1)			(1,697)	-
Total adjustment				$811	$3,344

(1)	Represents amortization expense recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

4(b)	Elimination of Access Physicians interest expense. Represents the elimination of historical interest expense of Access Physicians following the repayment of notes payable in connection with the Acquisition in the amount of $30 and $176 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively.

4(c)	Interest expense. Represents the net impact on interest expense related to Term Loan Facility in the amount of $1,859 and $8,053 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as follows:

	Note	For the nine months ended September 30, 2021	For the year ended December 31, 2020

Interest expense associated with the Term Loan Facility	(1)	$4,660	$6,550
Amortization of debt issuance costs	(2)	2,246	1,503
Interest expense		6,906	8,053
Less: Interest expense recognized by SOC Telemed post-Acquisition	(3)	(5,047)	-
Total adjustment		$1,859	$8,053

(1)	Represents estimated interest expense for borrowings under the Term Loan Facility with a principal amount of $85,000. Borrowings under the Term Loan Facility bear interest at a fluctuating rate per annum equal to 7.47% plus the Applicable Rate. For the purposes of the pro forma statement of operations, the interest expense for borrowings under the Term Loan Facility was estimated using 7.6%. Interest expense for the nine months ended September 30, 2021, includes accelerated interest expense recognized due to the partial repayment of the Term Loan Facility on June 4, 2021.

(2)	Represents amortization of debt issuance costs. Amortization of debt issuance costs for the nine months ended September 30, 2021, includes accelerated amortization of debt issuance costs recognized due to the partial repayment of the Term Loan Facility on June 4, 2021.

(3)	Represents interest expense related to the Term Loan Facility recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

A 1/8% increase or decrease in the interest rates applicable to the Term Loan Facility would result in a change in interest expense of approximately $81 and $108 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The change in interest expense for the nine months ended September 30, 2021, was calculated without the impacts of the partial repayment that occurred on June 4, 2021.

4(d)	Interest expense – related party. Represents the net impact on interest expense related to the Subordinated Note in the amount of $456 and $1,578 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as follows:

	Note	For the nine months ended September 30, 2021	For the year ended December 31, 2020

Interest expense associated with the Subordinated Note	(1)	$594	$1,311
Accretion of discount related to the Subordinated Note	(2)	1,888	267
Interest expense		2,482	1,578
Less: Interest expense recognized by SOC Telemed post-Acquisition	(3)	(2,026)	-
Total adjustment		$456	$1,578

(1)	Represents estimated interest expense for the Subordinated Note in a principal amount of $13,500. The unpaid balance of the Subordinated Note accrues interest at an escalating rate per annum initially equal to 7.47% plus the Applicable Rate under the Term Loan Facility, increasing to 10.87% plus the Applicable Rate on September 30, 2021, and then an additional 2.00% each year thereafter, and will be added to the principal amount of the Subordinated Note on a monthly basis. For the purpose of the pro forma statement of operations, the interest expense under the Subordinated Note was estimated using an interest rate of 7.6% for the first six months and then 11.0% thereafter. Interest expense for the nine months ended September 30, 2021, includes accelerated interest expense recognized due to the repayment of the Subordinated Note on June 4, 2021.

(2)	Represents accretion of discount related to the Subordinated Note. The accretion of discount for the nine months ended September 30, 2021, includes accelerated discount accretion recognized due to the repayment of the Subordinated Note on June 4, 2021.

(3)	Represents interest expense related to the Subordinated Note recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

A 1/8% increase or decrease in the interest rates applicable to the Subordinated Note would result in a change in interest expense of approximately $14 and $18 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The change in interest expense for the nine months ended September 30, 2021, was calculated without the impacts of the repayment that occurred on June 4, 2021.

4(e)	Tax effect. Represents the tax benefit effect of the Acquisition recognized in the consolidated statement of operations of SOC Telemed for the nine months ended September 30, 2021, and reflected for pro forma purposes in the results for the year ended December 31, 2020.

4(f)	Net loss per share. Reflects an increase in the outstanding shares of Class A common stock of SOC Telemed resulting from the issuance of shares to the Sellers at the Closing.

	Basic and diluted weighted-average shares attributable to common stockholders
	For the nine months ended September 30, 2021	For the year ended December 31, 2020
SOC Telemed - as adjusted and reported	88,675,997	41,346,849
Issuance of equity consideration shares upon consummation of the Acquisition	4,231,811	13,753,387
Adjusted for pro forma presentation	92,907,808	55,100,236

Pro forma net loss per share is calculated based on pro forma net loss and pro forma weighted-average shares attributable to common stockholders for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as shown in the table above. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock of SOC Telemed outstanding would have been anti-dilutive.

4(g)	Access Physicians Replacement Awards. Represents the expense recognized related to Profit Interest Units held by Access Physician’s directors and some executive employees that were canceled and settled in cash and/or exchanged for replacement awards. 219,191 shares of replacement awards were issued, of which 175,353 vest over twelve months from the Closing Date. The awards that were settled in cash have a post-acquisition service condition of twelve months from the Closing Date. Exchanges of share-based payment awards in connection with a business combinations were accounted for as modifications in accordance with ASC 718, Compensation – Stock Compensation. See Note 4, Business Combinations, under the heading “Acquisition of Access Physicians in March 2021”, of the historical unaudited condensed consolidated financial statements of SOC Telemed for the nine months ended September 30, 2021, incorporated by reference in this prospectus for further information. The adjustment removes the expense of $1,556 recognized in the consolidated statement of operations of SOC Telemed for the nine months ended September 30, 2021, and reflects the full year expense of $2,803 for pro forma purposes in the results for year ended December 31, 2020, given the twelve month post-acquisition service condition associated with the replacement awards.

4(h)	Prepaid insurance amortization expense. Represents the net impact on amortization expense related to prepaid insurance coverage obtained in connection with the Acquisition in the amount of $55 and $218 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The amortization expense adjustment for the nine months ended September 30, 2021, is net of $109 recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our Class A common stock and preferred stock and some of the provisions of our amended and restated certificate of incorporation (for purposes of this section, the “charter”) and amended and restated by-laws (for purposes of this section, the “by-laws”), and relevant provisions of DGCL. The descriptions herein are qualified in their entirety by our charter and by-laws, copies of which have been publicly filed with the SEC, as well as the relevant provisions of the DGCL. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Authorized and Outstanding Stock

Our charter authorizes the issuance of shares of capital stock, each with a par value of $0.0001, consisting of (a) 500,000,000 shares of Class A common stock and (b) 5,000,000 shares of preferred stock.

As of November 30, 2021, there were 100,893,301 shares of our Class A common stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, the holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

If we are involved in the voluntary or involuntary liquidation, dissolution, or winding-up of our affairs, the holders of Class A common stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of our creditors and the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class A common stock.

Election of Directors

The Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Class A common stock.

In connection with the closing of the Merger Transaction, we and SOC Holdings LLC entered into an Investor Rights Agreement, dated as of October 30, 2020 (the “Investor Rights Agreement”), pursuant to which, (a) for so long as SOC Holdings LLC holds at least fifty percent (50%) of the outstanding shares of our Class A common stock, it has the right to designate up to five (5) directors for election to the Board, and the size of the Board will be set at nine (9) directors; (b) for so long as SOC Holdings LLC holds at least thirty-five percent (35%) but less than fifty percent (50%) of the outstanding shares of our Class A common stock, it will have the right to designate up to three (3) directors for election to the Board, and the size of the Board will be set at nine (9) directors; (c) for so long as SOC Holdings LLC holds at least fifteen percent (15%) but less than thirty-five percent (35%) of the outstanding shares of our Class A common stock, it will have the right to designate up to two (2) directors for election to the Board, and the size of the Board will be set at seven (7) directors; and (d) for so long as SOC Holdings LLC holds at least five percent (5%) but less than fifteen percent (15%) of the outstanding shares of our Class A common stock, it will have the right to designate one (1) director for election to the Board, and the size of the Board will be set at seven (7) directors. Pursuant to the Investor Rights Agreement, we will take all necessary and desirable actions within our control such that the size of the Board is set at either seven (7) directors or nine (9) directors (in accordance with the terms above), unless the Board takes authorized action to increase the size of the Board and SOC Holdings LLC approves such action.

In connection with the Acquisition, we and Christopher Gallagher, M.D., the Chief Executive Officer of Access Physicians, entered into a Board Nomination Rights Agreement, dated as of March 26, 2021 (the “Board Nomination Rights Agreement”), pursuant to which, for so long as Dr. Gallagher beneficially owns at least 75% of the shares of our Class A common stock that he acquired at the closing of the Acquisition and remains employed by us, and subject to compliance with applicable law and our guidelines with respect to the nomination of directors, Dr. Gallagher is entitled to serve as a member of our Board.

Preferred Stock

The charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. No shares of preferred stock are currently outstanding.

The particular terms of any series of preferred stock to be offered by this prospectus will be set forth in the prospectus supplement relating to the offering. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and will be qualified in its entirety by reference to the certificate of designation relating to the series. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the preferred stock that we may offer under this prospectus, as well as the complete certificate of designation that contains the terms of the particular series of preferred stock.

Certain Anti-Takeover Provisions of Delaware Law and Our Charter and By-laws

Provisions of the DGCL and our charter and by-laws could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of our company that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our Class A common stock.

Pursuant to the charter, we are subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	A stockholder who owns fifteen percent (15%) or more of the corporation’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of the corporation’s assets.

However, the above provisions of Section 203 do not apply if:

●	the corporation’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

In addition, the charter provides for certain other provisions that may have an anti-takeover effect:

●	a classified board of directors whose members serve staggered three-year terms;

●	the authorization of “blank check” preferred stock, which could be issued by the Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Class A common stock;

●	a limitation on the ability of, and providing indemnification to, our directors and officers;

●	a requirement that special meetings of our stockholders can be called only by the Board, the Chairperson of the Board, or our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to the Board, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

●	a prohibition on cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a requirement that our directors may be removed only for cause and by a majority vote of the stockholders;

●	a prohibition on stockholder action by written consent;

●	a requirement that vacancies on the Board may be filled only by a majority of directors then in office (subject to limited exceptions), even though less than a quorum, which prevents stockholders from being able to fill vacancies on the Board; and

●	a requirement of the approval of the Board or the holders of at least two-thirds of our outstanding shares of capital stock to amend the by-laws and certain provisions of the charter.

Choice of Forum

Our charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our charter or our by-laws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine; except for, as to each of the above clauses, any action as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten (10) days following such determination), in which case the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims. The charter further provides that such exclusive forum provision does not apply to any suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. In addition, the charter adopts, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder.

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our charter provides that we renounce any interest or expectancy in, or right to be offered an opportunity to participate in, certain corporate opportunities that are from time to time presented to certain affiliates of Warburg Pincus, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Warburg Pincus nor any of its affiliates, directors, principals, officers, employees or other representatives will generally be liable to us or our stockholders for breach of any fiduciary or other duty, as a director of the Company or otherwise, by reason of the fact that such person directly or indirectly engages in such corporate opportunity or otherwise competes with us or our affiliates, unless, in the case of any such person who is a director of the Company, such corporate opportunity is expressly offered to such director in writing solely in his or her capacity as a director of the Company. To the fullest extent permitted by law, by becoming a stockholder in the Company, stockholders will be deemed to have notice of and consented to this provision of our charter.

Registration Rights

In connection with the closing of the Merger Transaction, we entered into an Amended and Restated Registration Rights Agreement, dated as of October 30, 2020 (the “Amended and Restated Registration Rights Agreement”), pursuant to which we agreed to file a registration statement to register for resale under the Securities Act the founder shares, private placement shares and private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) held by the HCMC Sponsor LLC (the “Sponsor”) and its permitted transferees and the shares received by SOC Holdings LLC in connection with the Merger Transaction, and to provide the Sponsor and SOC Holdings LLC and their permitted transferees with certain other registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Class A common stock, subject to certain requirements and customary conditions.

Under the Purchase Agreement, we agreed to file a registration statement to register for resale under the Securities Act the shares of Class A common stock issued to the Selling Stockholders in the Acquisition.

In addition, we agreed, pursuant to their respective subscription agreements, to file a registration statement to register for resale under the Securities Act the shares of Class A common stock purchased by the investors in the private placement that closed concurrently with the Merger Transaction.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.

Exchange Listing

Our Class A common stock is listed on Nasdaq under the symbol “TLMD.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq or other exchange, of the preferred stock covered by such prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt. The debt securities that are sold may be exchangeable for and/or convertible into shares of Class A common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached to or separate from the underlying securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the warrants that we may offer under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit certificate that contains the terms of the units.

PLAN OF DISTRIBUTION

We may sell our securities from time to time in one or more transactions. We may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase our securities.

●	We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

●	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

●	Agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

●	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

●	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

●	The underwriters will use the applicable prospectus supplement, together with the prospectus, to sell our securities.

We may use a dealer to sell our securities.

●	If we use a dealer, we will sell our securities to the dealer, as principal.

●	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

●	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

●	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

●	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

●	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters may also impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of SOC Telemed, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Access Physicians Management Services Organization, LLC and Affiliated Companies as of December 31, 2020 and 2019 and for the years then ended, incorporated by reference in this prospectus, have been audited by Huselton, Morgan and Maultsby P.C., independent accounting firm, as set forth in their report thereon, and are incorporated by reference in reliance on such report given upon such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.soctelemed.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC and applicable law allows us to “incorporate by reference” the information from other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and, where applicable, supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), including all filings made after the date of the filing of this registration statement of which this prospectus is a part and prior to the effectiveness of this registration statement until we file a post-effective amendment that indicates the termination of the offering of the securities covered by this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 30, 2021;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 17, 2021, August 12, 2021, and November 12, 2021, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on January 21, 2021, February 22, 2021, March 30, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01) (as amended on June 11, 2021), May 10, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), June 1, 2021, June 3, 2021, June 16, 2021, September 1, 2021, September 15, 2021 and November 3, 2021;

●	Our Definitive Proxy Statement on Schedule 14A filed on May 10, 2021 (to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020); and

●	The description of our Class A common stock contained in our registration statement on Form 8-A, dated December 11, 2019, filed with the SEC on December 11, 2019 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

Telephone: (866) 483-9690

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investor Relations” page of our website at www.soctelemed.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities registered hereby.

Amount to be Paid
SEC registration fee		$9,270
FINRA filing fee		15,500
Legal fees and expenses		**
Accounting fees and expenses		**
Printing fees		**
Transfer agent, trustee and warrant agent fees and expenses		**
Miscellaneous		**
Total	$	**

**	These fees and expenses depend on the securities offered and the number of issuances and accordingly cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated amount of expenses of any offering of securities.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

Certain of the registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the registrant’s board of directors.

The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.

In any underwriting agreement or distribution agreement we may enter into in connection with the sale of the securities being registered hereby, the underwriters or agents involved in the offering or sale may agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 16. Exhibits.

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement
2.1†	Merger Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp., Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC, and Specialists On Call, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 29, 2020).
2.2+	Membership Interest and Stock Purchase Agreement, dated as of March 26, 2021, by and among SOC Telemed, Inc., Access Physicians Management Services Organization, LLC, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto, and AP Seller Rep, LLC, as representative of the sellers (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 30, 2021).
4.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-235253), filed with the SEC on December 4, 2019).
4.4	Warrant Agreement, dated December 12, 2019, between Continental Stock Transfer & Trust Company and Healthcare Merger Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 17, 2019).
4.5*	Form of Certificate of Designation of Preferred Stock.
4.6	Form of Indenture.
4.7*	Form of Note.
4.8*	Form of Warrant Agreement and Warrant Certificate.
4.9*	Form of Unit Agreement.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of SOC Telemed, Inc.
23.2	Consent of Huselton, Morgan and Maultsby P.C., independent accounting firm of Access Physicians Management Services Organization, LLC.
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
25.1**	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.

*	To be filed by amendment or incorporated by reference in connection with an offering of securities.
**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder..
†	Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.
+	Certain exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on December 7, 2021.

SOC TELEMED, INC.

By:	/s/ Christopher M. Gallagher
Christopher M. Gallagher
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher M. Gallagher, David Mikula and Eunice J. Kim, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher M. Gallagher	Chief Executive Officer and Director	December 7, 2021
Christopher M. Gallagher	(Principal Executive Officer)

/s/ David R. Fletcher	Interim Chief Financial Officer	December 7, 2021
David R. Fletcher	(Principal Financial and Accounting Officer)

/s/ Steven J. Shulman	Director	December 7, 2021
Steven J. Shulman

/s/ Barbara P. Byrne	Director	December 7, 2021
Barbara P. Byrne

/s/ Thomas J. Carella	Director	December 7, 2021
Thomas J. Carella

/s/ Gyasi C. Chisley	Director	December 7, 2021
Gyasi C. Chisley

/s/ Joseph P. Greskoviak	Director	December 7, 2021
Joseph P. Greskoviak

/s/ Amr Kronfol	Director	December 7, 2021
Amr Kronfol

/s/ Anne M. McGeorge	Director	December 7, 2021
Anne M. McGeorge